Exhibit 99.1
N E W S R E L E A S E
FOR IMMEDIATE RELEASE
NOVEMBER 30, 2021

CHESAPEAKE ENERGY CORPORATION APPOINTS MOHIT SINGH
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

OKLAHOMA CITY, November 30, 2021 – Chesapeake Energy Corporation (NASDAQ:CHK) today announced that Mohit Singh has been appointed Executive Vice President and Chief Financial Officer, effective December 6, 2021.

“I am pleased to welcome Mohit to Chesapeake at such an exciting time in our company’s history,” said Nick Dell’Osso, Chesapeake’s President and Chief Executive Officer. “Mohit brings deep financial and executive leadership capabilities to our already strong team. His depth and breadth of experience in the energy space, from directing business units and business development to pursuing lower carbon ventures, makes him the ideal person to help Chesapeake deliver sustainable results and returns for our stakeholders.”

Singh added, “I am honored to join Chesapeake, an organization I have long admired and a clear leader in our industry. I look forward to working with Nick and the talented team to ensure the company reaches its vast potential.”

For the last six years, Mr. Singh has served on the executive leadership team at BPX Energy, the United States onshore subsidiary of BP. He most recently led the M&A, corporate land & reserves functions, having previously served as Head of Business Development and Exploration and as Senior Vice President – North Business Unit. Prior to joining BPX, Mr. Singh worked as an investment banker focused on oil and gas transactions for RBC Capital Markets and Goldman Sachs. A chemical engineer by training, he began his career at Shell Exploration & Production Company where he held business planning, reservoir engineering and research engineering roles of increasing importance. Mr. Singh earned a PhD in Chemical Engineering from the University of Houston, an MBA from the University of Texas, and a BTech in Chemical Engineering from the Indian Institute of Technology.

Headquartered in Oklahoma City, Chesapeake Energy Corporation’s (NASDAQ:CHK) operations are focused on discovering and responsibly developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the United States.

Forward-Looking Statements

This news release and the accompanying outlook include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements that give our current expectations, management’s outlook guidance or forecasts of future events, expected natural gas and oil growth trajectory, projected cash flow and liquidity, our ability to enhance our cash flow and financial flexibility, dividend plans, future production and commodity mix, plans and objectives for future operations, ESG initiatives, the ability of our employees, portfolio strength and operational leadership to create long-term value, and the assumptions on which such statements are based. Although we believe the expectations and forecasts reflected in the forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties.

Factors that could cause actual results to differ materially from expected results include those described under “Risk Factors” in Item 1A of our annual report on Form 10-K and any updates to those factors set forth in Chesapeake’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings). These risk factors include: the impact of the COVID-19 pandemic and its effect on the company’s business, financial condition, employees, contractors and vendors, and on the global demand for oil and natural gas and U.S. and world financial markets; the volatility of oil, natural gas and NGL prices; the limitations our level of indebtedness may have on our financial flexibility; our inability to access the capital markets on favorable terms; the availability of cash flows from operations and other funds to fund cash dividends, to finance reserve replacement costs or satisfy our debt obligations; write-downs of our oil and natural gas asset carrying values due to low commodity prices; our ability to replace reserves and sustain production; uncertainties inherent in

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA (405) 935-8870 ir@chk.com	Gordon Pennoyer (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; commodity derivative activities resulting in lower prices realized on oil, natural gas and NGL sales; the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations; adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims; charges incurred in response to market conditions; drilling and operating risks and resulting liabilities; effects of environmental protection laws and regulations on our business; legislative and regulatory initiatives further regulating hydraulic fracturing; our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used; impacts of potential legislative and regulatory actions addressing climate change; federal and state tax proposals affecting our industry; potential OTC derivatives regulation limiting our ability to hedge against commodity price fluctuations; competition in the oil and gas exploration and production industry; a deterioration in general economic, business or industry conditions; negative public perceptions of our industry; limited control over properties we do not operate; pipeline and gathering system capacity constraints and transportation interruptions; terrorist activities and cyber-attacks adversely impacting our operations; and an interruption in operations at our headquarters due to a catastrophic event.

In addition, disclosures concerning the estimated contribution of derivative contracts to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Our production forecasts are also dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. We caution you not to place undue reliance on our forward-looking statements that speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this release, except as required by applicable law. In addition, this news release contains time-sensitive information that reflects management’s best judgment only as of the date of this news release.
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